As filed with the Securities and Exchange Commission on January 19, 2021

Registration No. 333-187135

Registration No. 33-7120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUSKY ENERGY INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

707 – 8th Avenue S.W., P.O. Box 6525 Station D

Calgary, Alberta, Canada, T2P 1H5

(403) 298-6111

(Address, including zip code, of Principal Executive Offices)

Husky Energy Inc. Incentive Stock Option Plan

(Full title of the plans)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 590-9331

(Names and address of agent for service)

(212) 590-9070

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Hart Husky Energy Inc. 707 – 8th Avenue S.W., P.O. Box 6525 Station D Calgary, Alberta, Canada T2P 3G7 (403) 298-6111	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed by Husky Energy Inc. (the “Registrant”) to withdraw from registration all of the unsold securities registered under (i) the Registration Statement on Form S-8 (Registration No. 333-187135), filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on March 8, 2013 pertaining to the registration of an aggregate of 12,611,680 common shares of the Registrant issuable under the Husky Energy Inc. Incentive Stock Option Plan, and (ii) the Registration Statement on Form S-8 (Registration No. 33-7120), filed by the Registrant (f/k/a Husky Oil Ltd.) with the SEC on July 9, 1986 pertaining to the registration of 2,000,000 common shares of the Registrant issuable under the Husky Oil Ltd. Employee Stock Option Plan (1986).

As previously disclosed, on October 24, 2020, Cenovus Energy Inc. (“Cenovus”) and the Registrant entered an Arrangement Agreement pursuant to which Cenovus agreed to acquire all of the issued and outstanding shares of Husky common stock (“Common Shares”) under a court-approved Plan of Arrangement in accordance with the provisions of the Business Corporations Act (Alberta), RSA 2000, c B-9, as amended (the “Arrangement”). The Arrangement became effective on January 1, 2021, at which time Cenovus became the sole holder of the Common Shares.

In connection with the completion of the transactions contemplated by the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. The Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertaking made by the Registrant in Part II of the Registration Statements to remove from registration (by means of a post-effective amendment) any securities that had been registered for issuance but remain unsold at the termination of the offering, hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 19th day of January, 2021.

HUSKY ENERGY INC.

By:	/s/ Jeffrey R. Hart
	Name:	Jeffrey R. Hart
	Title:	Acting Chief Executive Officer & Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on January 19, 2021.

HUSKY ENERGY U.S. HOLDINGS INC.

By:	/s/ Jeffrey R. Hart
	Name:	Jeffrey R. Hart
	Title:	Vice President

By:	/s/ Andrew Dahlin
	Name:	Andrew Dahlin
	Title:	President

4